SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the

                      Securities Exchange Act of 1934



Date of earliest event reported:       April 14, 1994




                    PARKER-HANNIFIN CORPORATION
          (Exact name of registrant as specified in its charter)


           OHIO                 1-4982                  34-0451060
    (State or other     (Commission File Number)     (IRS Employer
     jurisdiction of                                  Identification No.)
     incorporation)


        17325 Euclid Avenue, Cleveland, Ohio                  44112
    (Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code:        (216) 531-3000




The Exhibit Index appears on sequential page 5.

                        PARKER-HANNIFIN CORPORATION

                                 FORM 8-K


     Item 5.   Other Events.

On April 14, 1994 Parker-Hannifin Corporation announced that it will record a charge of $52.7 million or $1.08 per share in the third quarter, ended March 31, 1994, to reduce the value of certain long-term assets and to recognize downsizing and relocation activities.

At the beginning of this fiscal year the Parker management team embarked upon an extensive review of strategic goals and challenges. Two challenges became immediately clear: the need to adjust the business to the structural changes that have occurred in the aerospace industry, and to deal with the impact of the continuing economic problems in Europe and South America.

Management has measured the effect of these changes on certain Parker units and has concluded that there has been an impairment of the value of certain long-lived assets, requiring the following specific accounting adjustments.

Charges affecting the Aerospace segment total $38.8 million or $.80 per share. The largest charge of $27.8 million or $.57 per share relates to goodwill and permanently impaired assets of the continuing operations of the aerospace heat-transfer components product line. The completion of major contracts and the decline of aerospace markets has caused management to anticipate future cash flows to be less than the value of the assets related to that line. The goodwill was incurred with the purchase of this line in 1987, during a period of heavy defense spending, and has been determined to be without value in the current environment. These charges will have no cash impact.

In addition, downsizing activities over the past several years have caused aerospace manufacturing operations to be consolidated, leaving several idle facilities in weak real estate markets such as southern California. Management has made the decision to sell these facilities. Careful analysis of the current recoverable value of these properties has resulted in a charge for their impairment of $7.7 million or $.16 per share. This charge has no negative cash impact and the sale of these properties will provide cash proceeds.

On March 31, 1994 the Company sold its Metal Bellows operations, which manufactured welded and formed bellows, accumulators and other fabricated assemblies, principally for the aerospace market. The sale of this product line resulted in proceeds of $14 million, and a loss on disposition of $.8 million or $.02 per share.

Aerospace management will be implementing further reductions in employment and relocation of facilities over the next twelve months which will result in a charge of $2.5 million or $.05 per share. The completion of this downsizing will position Parker to maintain its leadership role in its core flight control and fuel systems businesses.

Charges affecting the Industrial segment total $11.4 million or $.23 per share. A charge of $5.2 million or $.11 per share was taken to recognize permanently impaired assets for continuing industrial product lines in Germany and Brazil and a small joint venture in Asia. These operations have been producing losses and anticipated future cash flow is not expected to fully recover the value of the related long-lived assets or investments. This charge has no cash impact.

The recession in Europe, particularly in Germany, is causing the Company to further downsize operations. This will result in charges of $1.6 million or $.03 per share in this quarter.

North American Industrial consolidations have caused certain buildings and equipment to be idled and become impaired, causing a $1.4 million or $.03 per share write-down to current market value. Further Industrial North America downsizing and relocation charges total $3.2 million or $.06 per share.

A charge of $2.5 million or $.05 per share has also been recorded for various investment impairment and litigation matters.

The effect on cash of these restructuring actions is estimated to be $3.8 million in the fourth quarter and $8.7 million during fiscal 1995; however, it will be more than offset by the proceeds of the divestiture and facility sales. Anticipated savings from these actions are expected to be approximately $.10 per share in fiscal 1995 and $.15 per share in fiscal 1996.

As a result of these significant charges, Parker will be recording a net loss for the third quarter. However, with the strong operating profits in the third quarter, which are anticipated to continue through the fourth quarter, Parker expects to report positive net income for the nine months ended
March 31, 1994, and the fiscal year ending June 30, 1994."



    Item 7.   Financial Statements and Exhibits.

              Exhibit 99 - Parker-Hannifin Press Release dated April 14, 1994

                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PARKER-HANNIFIN CORPORATION
                                          (Registrant)



                                         Michael J. Hiemstra
                                         Michael J. Hiemstra
                             Vice President - Finance and Administration


Date:  April 15, 1994

                               EXHIBIT INDEX


                                                               Sequential
Exhibit No.                  Description of Exhibit               Page

    99                       Parker-Hannifin Press Release
                                dated April 14, 1994                6

                               Exhibit 99 to Report
                                   on Form 8-K
                                  Current Report
                          by Parker-Hannifin Corporation


Cleveland, Ohio, April 14, 1994 -- Parker Hannifin Corporation (PH-NYSE) announced today that it will record a charge of $52.7 million or $1.08 per share in the third quarter, ended March 31, 1994, to reduce the book value of certain long-term assets and to recognize downsizing and relocation activities.

President and Chief Executive Officer Duane E. Collins said, "At the beginning of this fiscal year the Parker management team embarked upon an extensive review of strategic goals and challenges. Two challenges became immediately clear: the need to adjust the business to the structural changes that have occurred in the aerospace industry, and to deal with the impact of the continuing economic problems in Europe and South America.

"Management has measured the effect of these changes on certain Parker units and has concluded that there has been an impairment of the value of certain long-lived assets, requiring the following specific accounting adjustments.

"Charges affecting the Aerospace segment total $38.8 million or $.80 per share. The largest charge of $27.8 million or $.57 per share relates to goodwill and permanently impaired assets of the continuing operations of the aerospace heat-transfer components product line. The goodwill was incurred with the purchase of this line in 1987, during a period of heavy defense spending, and has been determined to be without value in the current environment. These charges will have no cash impact.

"In addition, Aerospace management continues to downsize and relocate facilities in response to the changed business climate. This has resulted in charges totaling $10.2 million or $.21 per share to write assets down to recoverable values and provide for the reduction of employees and relocation of facilities. Further, the Company divested its Metal Bellows operation, resulting in a loss of $.8 million or $.02 per share. The completion of this restructuring will position Parker to maintain its leadership role in its core flight control and fuel systems businesses.

"Charges affecting the Industrial segment total $11.4 million or $.23 per share. A charge of $5.2 million or $.11 per share was taken to recognize permanently impaired assets for continuing industrial product lines in Germany and Brazil and a small joint venture in Asia. This charge has no cash impact. Other charges for Industrial downsizing and asset impairment total $6.2 million or $.12 per share.

"A charge of $2.5 million or $.05 per share has also been recorded for various investment impairment and litigation matters.

"The effect on cash of these restructuring actions is estimated to be $3.8 million in the fourth quarter and $8.7 million during fiscal 1995; however, it will be more than offset by the proceeds of the divestiture and facility sales. Anticipated savings from these actions are expected to be approximately $.10 per share in fiscal 1995 and $.15 per share in fiscal 1996.

"As a result of these significant charges, Parker will be recording a net loss for the third quarter. However, with the strong operating profits in the third quarter, which are anticipated to continue through the fourth quarter, Parker expects to report positive net income for the nine months ended March 31, 1994 and the fiscal year ending June 30, 1994."

Parker Hannifin is a $2.49 billion worldwide producer of motion-control components and systems for a wide range of industrial and aerospace markets.